Exhibit 10.27

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

This amendment dated and effective December 31, 2008 (this “Amendment”) hereby amends that certain Employment Agreement dated as of June 1, 1997 (the “Original Agreement”) by and between Sangamo BioSciences, Inc. (the “Company”), and Edward O. Lanphier II (the “Employee”).

Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Original Agreement.

RECITALS

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), places certain restrictions, among other things, as to the timing of distributions from nonqualified deferred compensation plans and arrangements; and

WHEREAS, the Employee and the Board of Directors of the Company desire to amend the terms and conditions of the Original Agreement so as to bring those terms and conditions into documentary compliance with Section 409A of the Code and the final Treasury Regulations thereunder and to continue Employee’s employment with the Company upon those amended and restated terms and conditions.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto hereby agree as follows:

1. The definition of “Without Cause” in Section 1.d. of the Original Agreement is hereby deleted, and the following new definition of “Good Reason” is hereby inserted in its place:

“Good Reason” means Employee’s resignation following any one of the following:

(i) a material reduction in the Employee’s duties, responsibilities and status with the Company without Employee’s prior written consent;

(ii) a material reduction in the Employee’s base salary without Employee’s prior written consent (except pursuant to Company mandated pay cuts or pay reductions which are uniformly applied to the Company’s management);

(iii) a material change in Employee’s place of employment without Employee’s prior written consent, with a requirement that the Employee be based at a location which is both more than 40 miles from the Company’s headquarters in Richmond, California and increases the distance between the Employee’s residence and the new location by more than 40 miles to be material for such purpose; or

(iv) the failure of the successor corporation (or parent thereof) in a Change in Control transaction to assume all of the obligations of the Company under this Agreement;

provided, however, Employee will only be deemed to have resigned for Good Reason if (A) Employee provides written notice to the Company of the existence of the Good Reason event under subparagraph (i), (ii), (iii) or (iv) within ninety (90) days after its initial occurrence, (B) the Company is provided with thirty (30) days in which to cure such Good Reason event, and (C) Employee’s termination of employment is effected within one hundred eighty (180) days following the occurrence of the non-cured subparagraph (i) – (iv) event.”

2. The definition of “Change of Control” in Section 1.f. of the Original Agreement is hereby removed in its entirety and is replaced with the following definition:

“Change of Control” solely for purposes of this Agreement shall mean any transaction or series of related transactions in which (i) substantially all of the assets of the Company are sold; or (ii) any merger, reorganization or acquisition in which the stockholders of the Company immediately prior to such transaction beneficially own securities representing less than fifty-one percent (51%) of the total combined voting power of the outstanding voting securities of the successor corporation (or any parent thereof) immediately after such transaction.

3. The following definition of “Separation from Service” is hereby added to the Original Agreement as new Section 1.h.:

“Separation from Service” shall mean Employee’s cessation of Employee Status and shall be deemed to occur at such time as the level of the bona fide services Employee is to perform in Employee Status (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services Employee rendered in Employee Status during the immediately preceding thirty-six (36) months (or such shorter period for which Employee may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A. For purposes of determining whether Employee has incurred a Separation from Service, Employee will be deemed to continue in “Employee Status” for so long as he remains in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Corporation and any other corporation or business controlled by, controlling or under common control with, the Corporation as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(a)(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.414(c)-2 of the Treasury Regulations. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while Employee is on a sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which Employee is provided with a right to reemployment with one or more members of the Employer Group by either statute or contract; provided, however, that in the event Employee’s leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes her to be unable to perform her duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and Employee is not provided with a right to reemployment either by statute or contract, then Employee will be deemed to have a Separation from Service on the first day immediately following the expiration of such six (6)-month or twenty-nine (29)-month period.”

4. A new sentence is hereby added to the end of Section 4.b. of the Original Agreement, as follows:

“Any bonus to which Employee becomes entitled for a particular calendar year shall be paid in accordance with the terms of the applicable bonus plan, but in no event shall any such bonus be paid earlier than January 1 or later than March 31 of the calendar year following the calendar year for which that annual bonus is earned.”

5. Section 4.c. is hereby deleted in its entirety and replaced with the caption “Reserved.”

6. 4.d.(1) and 4.d.(2) are hereby deleted in their entirety and replaced with the caption “Reserved.”

7. Section 5.a. of the Original Agreement is hereby amended in its entirety to read as follows:

“a. General Rule. Except as otherwise provided in this Agreement, should the employment of the Employee be terminated without Cause or should the Employee resign for Good Reason, the Employee shall be entitled to the Severance Benefits set forth in Section 6. “

8. The following additional language is hereby added at the end of Section 5.b. of the Original Agreement:

“in accordance with the payment provisions of Section 6.a..”

9. Section 6.a. of the Original Agreement is hereby removed in its entirety and replaced with the following new section:

“a. The Company may terminate Employee’s employment under this Agreement at any time, for any reason, with or without Cause by giving written notice of its intent to terminate such employment. However, in the event the Employee is terminated by the Company without Cause or in the event the Employee resigns for Good Reason, the Company shall, as severance compensation, pay to Employee a lump sum cash payment (the “Severance Benefits”) in an amount equal to the sum of (i) the Employee’s annual rate of base salary in effect at the time of Employee’s termination and (ii) a prorated portion of the Employee’s target bonus for the year of termination based upon the time elapsed between December 31 of the preceding year and the Employee’s termination date. The lump sum payment of the Severance Benefits shall be made within the sixty (60) day period following the date of Employee’s Separation from Service due to such termination or resignation.”

10. Section 6.b. of the Original Agreement is hereby amended in its entirety to read as follows:

“b. Continued Benefit Coverage. Provided the Employee and his eligible dependents elect to continue medical and dental care coverage under the Company’s group health care plans pursuant to their COBRA rights following his termination of employment, the Company shall reimburse the Employee for the costs the Employee incurs to obtain such continued coverage (collectively, the “Coverage Costs”) for a twelve (12)-month period measured from the first day of the month following such termination date. During the COBRA continuation period, such coverage shall be obtained under the Company’s group health care plans. Following the completion of the COBRA continuation period, such coverage shall continue under the Company’s group health plans or one or more other plans providing equivalent coverage. In order to obtain reimbursement for the Coverage Costs under the applicable plan or plans, the Employee must submit appropriate evidence to the Company of each periodic payment within sixty (60) days after the required payment date for those Coverage Costs, and the Company shall within thirty (30) days after such submission reimburse the Employee for that payment. To the extent the Employee incurs any other medical or dental care expenses reimbursable pursuant to the coverage obtained hereunder, the Employee shall submit appropriate evidence of each such expense to the applicable plan administrator within sixty (60) days after incurrence of that expense and shall receive reimbursement of the documented expense within thirty (30) days after such submission or after any additional period that may be required to perfect the claim. During the period such medical and dental care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of Coverage Costs or other medical or dental care expenses eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of Coverage Costs or other medical or dental care expenses eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no Coverage Costs or other medical or dental care expenses shall be reimbursed after the close of the calendar year following the calendar year in which those Coverage Costs or expenses were incurred; and (iii) the Employee’s right to the reimbursement of such Coverage Costs or other medical or dental care expenses cannot be liquidated or exchanged for any other benefit. To the extent the reimbursed Coverage Costs are treated as taxable income to the Employee, the Company shall report the reimbursement as taxable W-2 wages and collect the applicable withholding taxes, and the resulting tax liability shall be the Employee’s sole responsibility. Notwithstanding the foregoing, to the maximum extent permitted by law, the number of months of continued benefit coverage provided to the Employee under this Section 6.b. shall reduce the number of months of continued coverage that must be made available to the Employee (and his dependents) under COBRA.”

11. Section 6.c. is hereby deleted in its entirety and replaced with the caption “Reserved.”

12. The Section 6.d. of the Original Agreement is hereby removed in its entirety and replaced with the following new section:

“d. The Severance Benefits paid to the Employee shall be reduced by any amount that the Employee owes to the Company on the date he ceases to be an employee, if such reduction is legally permissible and only to the extent such reduction would not otherwise result in a violation of Treasury Regulation 1.409A-3(j)(4)(xiii). Except for any payments for earned but unpaid salary, accrued but unused vacation, 401(k) Plan distributions, continued health and dental benefit coverage pursuant to Section 6.b., and the above mentioned Severance Benefits, if applicable, neither party will be obligated to pay the other any payment as a result of, or in connection with, the termination of Employee’s employment with the Company (including but not limited to any salary or benefits following the date of termination).”

13. The following new Section 8 is hereby added to the Original Agreement:

“8.	Section 409A.

a. Notwithstanding any provision in this Agreement the contrary (other than Section 8.b. below), no payment or distribution under this Agreement which constitutes an item of deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the ‘Code’) and becomes payable by reason of Employee’s termination of employment with the Company will be made to Employee until Employee incurs a Separation from Service in connection with such termination of employment. For purposes of this Agreement, each amount to be paid or reimbursed or benefit to be provided to Employee shall be treated as a separate identified payment or benefit for purposes of Section 409A of the Code. In addition, no payment or benefit which constitutes an item of deferred compensation under Section 409A of the Code (other than the reimbursement of Coverage Costs attributable to medical care coverage during the applicable period of COBRA continuation coverage) and becomes payable by reason of Employee’s Separation from Service will be made to Employee prior to the earlier of (i) the first day of the seven (7)-month period measured from the date of such Separation from Service or (ii) the date of Employee’s death, if

Employee is deemed at the time of such Separation from Service to be a specified employee (as determined pursuant to Code Section 409A and the Treasury Regulations thereunder) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments and benefits deferred pursuant to this Section 8.a. (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or provided to Employee in a lump sum on the first day of the seventh (7th) month after the date of Employee’s Separation from Service or, if earlier, the first day of the month immediately following the date the Company receives proof of Employee’s death. Any remaining payments or benefits due under this Agreement will be paid in accordance with the normal payment dates specified herein.

b. Notwithstanding Section 8.a. above, the following provisions shall also be applicable to Employee if Employee is a specified employee at the time of his Separation from Service:

(1) Any payments or benefits which become due and payable to Employee during the period beginning with the date of Employee’s Separation from Service and ending on March 15 of the following calendar year shall not be subject to the holdback provisions of Section 8.a. and shall accordingly be paid as and when they become due and payable under this Agreement in accordance with the short-term deferral exception to Code Section 409A.

(2) The remaining portion of the payments and benefits to which Employee becomes entitled under this Agreement, to the extent they do not in the aggregate exceed the dollar limit described below and are otherwise scheduled to be paid no later than the last day of the second calendar year following the calendar year in which Employee’s Separation from Service occurs, shall not be subject to any deferred commencement date under Section 8.a. and shall be paid to Employee as they become due and payable under this Agreement. For purposes of this subparagraph (2), the applicable dollar limitation will be equal to two times the lesser of (i) Employee’s annualized compensation (based on Employee’s annual rate of pay for the calendar year preceding the calendar year of Employee’s Separation from Service, adjusted to reflect any increase during that calendar year which was expected to continue indefinitely had such Separation from Service not occurred) or (ii) the compensation limit under Section 401(a)(17) of the Code as in effect in the year of such Separation from Service. To the extent the portion of the severance payments and benefits to which Employee would otherwise be entitled under this Agreement during the deferral period under Section 8.a. exceeds the foregoing dollar limitation, such excess shall be paid in a lump sum upon the expiration of that deferral period, in accordance with the deferred payment provisions of Section 8.a., and the remaining severance payments and benefits (if any) shall be paid in accordance with the normal payment dates specified for them herein.

(3) The holdback provisions of Section 8.a. shall not be applicable to the reimbursement of any Coverage Costs attributable to dental care coverage during the six (6)-month period measured from Employee’s Separation from Service, to the extent the aggregate amount of those Coverage Costs for such period does not exceed the applicable dollar amount in effect under Section 402(g)(1)(B) of the Code for the calendar year in which the Employee’s Separation from Service occurs. However, to the extent the Coverage Costs attributable to dental care coverage that would otherwise be reimbursable by the Company for each month within that six (6) month period would otherwise exceed one-sixth of the applicable Code Section 402(g)(1)(B) dollar amount, Employee shall pay that excess portion of such Coverage Costs, and the Company shall reimburse Executive for those payments upon the expiration of the holdback period.”

14. New Section 7.f. is hereby added to the Original Agreement as follows:

“(f) Code Section 409A. To the extent there is any ambiguity as to whether any provision of the Original Agreement as amended by this Amendment Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, such provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder.”

15. Except as modified by this Amendment Agreement, all the terms and provisions of the Original Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

SANGAMO BIOSCIENCES, INC.

By:	/s/ H. Ward Wolff

Title:	Executive Vice President and Chief Financial Officer

Dated:	December 31, 2008

By:	/s/ Edward O. Lanphier II
Edward O. Lanphier II

Dated:	December 31, 2008